     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1995
                                                      REGISTRATION NO. 33-58891
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                               ----------------
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                       BROWNING-FERRIS INDUSTRIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
           DELAWARE                                        74-1673682
 (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                                757 N. ELDRIDGE
                             HOUSTON, TEXAS 77079
                                (713) 870-8100
   (ADDRESS, INCLUDING ZIP CODES, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               GERALD K. BURGER
                         VICE PRESIDENT AND SECRETARY
                       BROWNING-FERRIS INDUSTRIES, INC.
                                757 N. ELDRIDGE
                             HOUSTON, TEXAS 77079
                                (713) 870-7820
 (NAME ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
  FULBRIGHT & JAWORSKI L.L.P.                   VINSON & ELKINS L.L.P.
     1301 MCKINNEY STREET                         1001 FANNIN STREET
     HOUSTON, TEXAS 77010                        2500 FIRST CITY TOWER
        (713) 651-5421                         HOUSTON, TEXAS 77002-6760
    ATTN: ARTHUR H. ROGERS                          (713) 758-2128
                                                ATTN: MICHAEL P. FINCH

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

                               ----------------
  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS + +SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY + +NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH +
+OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR        +
+QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 19, 1995

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED     , 1995


                           10,000,000 SECURITIES
                        BROWNING-FERRIS INDUSTRIES, INC.
LOGO
                    % AUTOMATIC COMMON EXCHANGE SECURITIES


                                  ----------

  Each Security has a Stated Amount of $       . Payments of     % of the
Stated Amount per annum will be made on each Security on            and
            of each year, commencing           , 1995, until the Final
Settlement Date of              , 1998. These payments will consist of interest
on Treasury Notes payable by the United States Government at the rate of     %
per annum and unsecured Contract Fees payable by the Company at the rate of
    % per annum. On the Final Settlement Date, the Stated Amount will
automatically be applied to the purchase of between       of a share and one
share of Common Stock of the Company (depending on the Applicable Market Value of the Common Stock on the Final Settlement Date, as described herein), subject to adjustment under certain circumstances. The last reported per share sale
price of the Common Stock on the New York Stock Exchange on           , 1995
was equal to the Stated Amount. See "Price Range of Common Stock and
Dividends".

  Each Security will consist of (a) a Purchase Contract under which (i) the holder will purchase from the Company on the Final Settlement Date, for an amount in cash equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate described herein and (ii) the Company will pay the
holder the Contract Fees described herein, and (b)     % United States Treasury
Notes having a principal amount equal to the Stated Amount and maturing on the Final Settlement Date. The Treasury Notes will be pledged with the Collateral Agent to secure the holder's obligation to purchase Common Stock under the Purchase Contract. Unless a holder of Securities settles the underlying Purchase Contracts early through the delivery of cash to the Purchase Contract Agent in the manner described herein, principal of the Treasury Notes underlying such Securities, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase Common Stock under the Purchase Contracts. For so long as a Purchase Contract remains in effect, such Purchase Contract and the Treasury Notes securing it will not be separable and may be transferred only as an integrated Security. See "Description of the Securities".

  SEE "CERTAIN CHARACTERISTICS OF THE SECURITIES" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

  Prior to the offering made hereby there has been no public market for the Securities. Application has been made for listing the Securities on the New York Stock Exchange (subject to official notice of issuance) under the symbol "BFE".

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
   OFFENSE.

                                  ----------

                                                 PURCHASE
                 INITIAL PUBLIC UNDERWRITING     PRICE OF    PROCEEDS (DEFICIT)
                 OFFERING PRICE COMMISSION(1) TREASURY NOTES TO THE COMPANY(2)
                 -------------- ------------- -------------- -----------------
Per Security....
Total(3)........

- -----


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $       payable by the Company. Does
    not include proceeds per Security and total proceeds of $        and
    $       , respectively ($        and $       , respectively, if the
    Underwriters' over-allotment option is exercised in full), receivable by the Company upon settlement of Purchase Contracts.

(3) The Company has granted the Underwriters an option for 30 days with respect to an additional 1,500,000 Securities, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting commission and proceeds (deficit) to the Company will be
    $         , $          and $         , respectively. See "Underwriting".

                                  ----------

  The Securities are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Securities will be ready for delivery in book entry form only through the facilities of The
Depository Trust Company in New York, New York, on or about           , 1995.

GOLDMAN, SACHS & CO.                                             CS FIRST BOSTON

                                  ----------

           The date of this Prospectus Supplement is     , 1995

  IN CONNECTION WITH THE OFFERING MADE HEREBY, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES, THE COMMON STOCK OR OTHER SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE CHICAGO STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by, and shall be read in conjunction with, the other information appearing elsewhere in this Prospectus Supplement, in the accompanying Prospectus and in the documents incorporated by reference therein. Unless otherwise indicated, all numbers of Securities appearing in this Prospectus Supplement are presented assuming no exercise of the Underwriters' over-allotment option. The Company's operations are conducted through its subsidiaries and affiliates. The terms "BFI" and "Company" refer to Browning-Ferris Industries, Inc., a Delaware corporation, and its subsidiaries and affiliates, unless the context requires otherwise.

                                  THE COMPANY

  The Company is one of the largest publicly-held companies engaged in providing waste services. The Company collects, transports, treats and/or processes, recycles and disposes of commercial, residential and municipal solid waste and industrial wastes. The Company is also involved in resource recovery, medical waste services, portable restroom services and municipal and commercial sweeping operations. The Company (including unconsolidated affiliates) operates in approximately 430 locations in North America and approximately 280 locations outside of North America, and employs approximately 40,000 persons. In addition to operations in the United States, Canada and Puerto Rico, the Company has operations in Australia, the Dominican Republic, Finland, Germany, Hong Kong, Israel, Italy, Kuwait, the Netherlands, New Zealand, Spain, Switzerland and the United Kingdom.

  The business strategies currently being implemented by BFI management are designed to:

  . Continue expansion, both domestically and internationally, through an aggressive acquisition and business development program.

  . Capitalize on opportunities resulting from regulatory, legislative, competitive and economic developments.

  . Expand participation and pursue new business opportunities (such as recycling, composting and medical waste) resulting from the continued segmentation of the municipal and industrial waste streams.

  . Continue to improve both operating efficiencies and management of costs while effectively allocating resources.

  . Continue to focus on the quality of pricing across all service lines.

  . Continue to selectively implement uniform operating procedures when management believes it will improve operating efficiency.

                            SELECTED FINANCIAL DATA

  The following is a summary of certain consolidated financial information regarding the Company for the periods indicated. The selected financial information set forth below for the years ended September 30, 1990 through 1994 is summarized or prepared from the Company's audited consolidated financial statements for such periods. The financial information set forth for the six months ended March 31, 1994 and 1995 is summarized or prepared from the Company's unaudited consolidated financial statements for such periods, which have been prepared on a basis substantially consistent with the audited consolidated financial statements, and reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the financial position and results of operations for such periods. The results for the six months ended March 31, 1995 are not necessarily indicative of the results for the full year. The data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                          SIX MONTHS
                             ENDED
                           MARCH 31,           YEAR ENDED SEPTEMBER 30,
                         -------------    -------------------------------------------
                          1995   1994      1994      1993      1992   1991      1990
                         ------ ------    ------    ------    ------ ------    ------
                          (IN MILLIONS, EXCEPT FOR RATIOS AND PER SHARE
                                             AMOUNTS)
OPERATING STATEMENT
 DATA:
  Revenues(1)........... $2,702 $1,912    $4,315    $3,479    $3,278 $3,175    $2,958
  Income from continuing
   operations before
   special charges and
   extraordinary item... $  182 $  121    $  284    $  214    $  176 $  222    $  298
  Income from continuing
   operations before
   extraordinary item... $  182 $  121    $  284    $  197    $  176 $   65    $  257
  Net income (loss)..... $  182 $  116    $  279    $  197    $  176 $   65    $  (45)
  Income (loss) per
   common and common
   equivalent share--
    Income from
     continuing
     operations before
     extraordinary item. $  .92 $  .68    $ 1.52    $ 1.15(3) $ 1.11 $  .42(4) $ 1.68(5)
    Net income (loss)... $  .92 $  .65(2) $ 1.49(2) $ 1.15    $ 1.11 $  .42    $ (.29)
  Cash dividends per
   common share......... $  .34 $  .34    $  .68    $  .68    $  .68 $  .68    $  .64
CASH FLOW DATA:
  Capital expenditures--
   continuing
   operations........... $  427 $  321    $  694    $  606    $  531 $  478    $  441
  Cash flows from
   operating activities. $  425 $  279    $  694    $  614    $  577 $  686    $  593
BALANCE SHEET DATA:
  Property and
   equipment, net....... $3,496 $2,889    $3,050    $2,516    $2,264 $2,140    $1,988
  Total assets.......... $7,270 $5,441    $5,797    $4,296    $4,068 $3,656    $3,574
  Senior long-term debt,
   excluding current
   maturities........... $1,704 $  499    $  714    $  334    $  349 $  407    $  448
  Convertible
   subordinated
   debentures........... $  745 $  745    $  745    $  745    $  745 $  745    $  745
  Common stockholders'
   equity............... $2,639 $2,180    $2,392    $1,533    $1,460 $1,114    $1,162
OTHER DATA:
  Ratio of earnings to
   fixed charges (6)....   4.01   3.95      4.25      3.31(7)   3.08   1.76(8)   4.21

                                                   (footnotes on next page)

- --------
(1) Certain reclassifications have been made in prior period amounts to conform to the current year presentation.
(2) Includes extraordinary charge of $5 million, net of tax ($.03 per share) related to the loss on early retirement of debt.
(3) $1.25 per share before a special charge of $.10 per share taken in fiscal 1993 to cover the estimated expense of reorganizing the Company's regional structure in the United States.
(4) $1.44 per share before a special charge of $1.02 per share taken in fiscal 1991 to establish additional landfill closure and post-closure accruals.
(5) $1.94 per share before special charges of $.27 per share taken in fiscal 1990 to provide primarily for additional landfill market development reserves and in connection with the settlement of a series of private civil lawsuits.

(6) For the purposes of computing the ratio of earnings to fixed charges, "earnings" has been calculated by adding to the income statement caption "income before income taxes, minority interest and extraordinary item", fixed charges, excluding capitalized interest, and by deducting equity in earnings of affiliates less than 50% owned. "Fixed Charges" consists of interest expense whether capitalized or expensed, amortization of debt costs, and one-third of rental expense, which the Company considers representative of the interest factor in the rentals. The interest expense portion of fixed charges includes interest expense and interest costs capitalized related to the Company's proportionate share of unconsolidated 50%-owned affiliates and has been reduced by capitalized interest income earned on proceeds primarily from tax-exempt financings of certain of such 50%-owned affiliates.
(7) Excluding the effects of the fiscal 1993 reorganization charge of $27.0 million, the ratio of earnings to fixed charges for fiscal 1993 was 3.51.

(8) Excluding the effects of the fiscal 1991 special charge of $246.5 million, the ratio of earnings to fixed charges for fiscal 1991 was 3.63.

                                  THE OFFERING

Securities Offered..........
                              10,000,000    % Automatic Common Exchange
                              Securities

Stated Amount...............  $      per Security

Payments....................       % of the Stated Amount per annum, payable
                              semi-annually in arrears. These payments will consist of interest on the Treasury Notes (as defined below) payable by the United States
                              Government at the rate of     % per annum and
                              unsecured Contract Fees (as defined below)
                              payable by the Company at the rate of     % per
                              annum. See "Certain Characteristics of the Securities--Right to Defer Contract Fees".

Payment Dates...............             and            of each year,
                              commencing           , 1995, through and
                              including the Final Settlement Date referred to below (each, a "Payment Date").

Final Settlement Date.......
                                        , 1998 (the "Final Settlement Date").
                              On the Final Settlement Date, the Stated Amount per Security will automatically be applied to the
                              purchase of between       of a share and one
                              share of Common Stock, par value $.16 2/3 per share ("Common Stock"), of the Company (depending on the Applicable Market Value of the Common Stock on the Final Settlement Date, as described below), subject to adjustment under certain circumstances.

Components of the
Securities..................  The Securities will be issued under a Purchase
                              Contract Agreement, to be dated as of           ,
                              1995 (the "Purchase Contract Agreement"), between the Company and First Chicago Trust Company of New York, as agent for the holders of the Securities (together with any successor thereto in such capacity, the "Purchase Contract Agent").


                              Each Security offered hereby (each, a "Security" and collectively, the "Securities") will consist of (a) a purchase contract ("Purchase Contract") under which (i) the holder will purchase from the Company on the Final Settlement Date, for an amount in cash equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate described below and (ii) the
                              Company will pay the holder     % of the Stated
                              Amount per annum, payable semi-annually from
                                      , 1995 to the Final Settlement Date
                              ("Contract Fees"), and (b)     % United States
                              Treasury Notes due           , 1998 ("Treasury
                              Notes") having a principal amount equal to the Stated Amount and maturing on the Final Settlement Date. The Treasury Notes will be pledged with Texas Commerce Bank National Association, as collateral agent for the Company (together with any successor thereto in such capacity, the "Collateral Agent"), to secure the holder's obligation to purchase Common Stock under the Purchase Contract. Unless a holder of Securities settles the underlying Purchase Contracts early through the delivery of cash to the Purchase Contract Agent in the manner described below, principal of the Treasury Notes underlying such Securities, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase Common Stock under the Purchase Contracts. For so long as a Purchase Contract remains in effect, such Purchase Contract and the Treasury Notes securing it will not be separable and may be transferred only as an integrated Security. See "Certain Characteristics of the Securities" and "Description of the Securities".

Settlement Rate.............  The number of shares of Common Stock issuable upon settlement of each Purchase Contract (the "Settlement Rate") will be calculated as follows (subject to adjustment under certain circumstances): (a) if the Applicable Market Value (as defined below) is greater than $
                              (the "Threshold Appreciation Price"), the
                              Settlement Rate will be      , (b) if the
                              Applicable Market Value is less than or equal to the Threshold Appreciation Price but greater than the Stated Amount, the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value and (c) if the Applicable Market Value is less than or equal to the Stated Amount, the Settlement Rate will be one. "Applicable Market Value" means the average of the Closing Prices (as defined) per share of Common Stock on each of the twenty consecutive Trading Days (as defined) ending on the last Trading Day immediately preceding the Final Settlement Date.

Early Settlement............
                              A holder of Securities may settle the underlying Purchase Contracts prior to the Final Settlement Date in the manner described herein, but only in
                              denominations of     and integral multiples
                              thereof. Upon such early settlement, (a) the
                              holder will purchase, for an amount in cash equal to the Stated Amount per Security minus any
                              deferred Contract Fees payable thereon,     of a
                              share of Common Stock per Security (regardless of the market price of the Common Stock on the date of purchase), subject to adjustment under certain circumstances, (b) the Treasury Notes underlying such Securities will thereupon be transferred to the holder free and clear of the Company's security interest therein and (c) the holder's right to receive additional Contract Fees will terminate and, except as contemplated by clause
                              (a) above, no payment or adjustment will be made to or for the holder on account of current or deferred amounts accrued in respect thereof.

Termination.................  The Purchase Contracts (including the right to receive accrued or deferred Contract Fees and the obligation to purchase

                              Common Stock) will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. Upon such termination, the Collateral Agent will release the Treasury Notes held by it to the Purchase Contract Agent for distribution to the holders.

Relationship to Common
Stock.......................  The aggregate of the Contract Fees and interest payments on the Treasury Notes will be paid at a rate per annum that is greater than the current dividend yield on the Common Stock. However, since the number of shares of Common Stock issuable upon settlement of each Purchase
                              Contract may decline by up to     % as the
                              Applicable Market Value increases, the
                              opportunity for equity appreciation afforded by an investment in the Securities is less than that afforded by a direct investment in the Common Stock.

Listing.....................
                              Application has been made for listing the Securities on the New York Stock Exchange subject to notice of issuance, under the symbol "BFE".

Federal Income Tax
Consequences................  Holders will include interest on the Treasury
                              Notes in income when received or accrued, in accordance with the holder's method of accounting. The Company intends to report the Contract Fees as income to holders, but holders should consult their tax advisors concerning the possibility that the Contract Fees may be treated as a reduction in the holders' basis in the Securities rather than included in income on a current basis. Additional income, gain or loss may be realized on maturity of the Treasury Notes to the extent that the Treasury Notes are purchased at a premium or discount, and certain elections should be considered in this regard. See "Certain Federal Income Tax Consequences".

Use of Proceeds.............  All or substantially all of the proceeds from the sale of the Securities offered hereby will be used by the Underwriters to purchase the underlying Treasury Notes. Net proceeds to the Company from such sale (if any), and amounts received by the Company upon settlement of Purchase Contracts, are expected to be used for general corporate purposes. See "Use of Proceeds".

                   CERTAIN CHARACTERISTICS OF THE SECURITIES

  Prospective purchasers of Securities should consider, in addition to the other information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, the following characteristics of the Securities.

INVESTMENT IN SECURITIES WILL BECOME INVESTMENT IN COMMON STOCK

  Although holders of Securities will be the beneficial owners of the underlying Treasury Notes prior to the Final Settlement Date, principal of the Treasury Notes, when paid at maturity, will automatically be applied to the purchase of a specified number of shares of Common Stock on behalf of such holders. Thus, following the Final Settlement Date, holders will own shares of Common Stock rather than a beneficial interest in Treasury Notes, and the market value of those shares of Common Stock on the Final Settlement Date may be materially different than the principal amount of such Treasury Notes.

LESS APPRECIATION POTENTIAL

  Since the number of shares of Common Stock issuable upon settlement of each
Purchase Contract may decline by up to     % as the Applicable Market Value
increases, the opportunity for equity appreciation afforded by an investment in the Securities is less than that afforded by a direct investment in the Common Stock.

TREASURY NOTES ENCUMBERED

  Although holders of Securities will be beneficial owners of the underlying Treasury Notes, those Treasury Notes will be pledged with the Collateral Agent to secure the obligations of the holders under the Purchase Contracts. Thus, rights of the holders to their Treasury Notes will be subject to the Company's security interest and no holder will be permitted to withdraw Treasury Notes except in connection with the early settlement or termination of the related Purchase Contracts.

RIGHT TO DEFER CONTRACT FEES

  The Company may, at its option, defer the payment of Contract Fees on the Purchase Contracts until the Final Settlement Date or, with respect to any particular Purchase Contract, earlier settlement. However, deferred installments of Contract Fees will bear additional Contract Fees at the rate of
    % per annum (compounding on each succeeding Payment Date) until paid. If the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), the right to receive Contract Fees, including deferred installments of Contract Fees, will terminate.

PURCHASE CONTRACT AGREEMENT NOT QUALIFIED UNDER TRUST INDENTURE ACT; LIMITED OBLIGATIONS OF PURCHASE CONTRACT AGENT

  The Purchase Contract Agreement will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Purchase Contract Agent will not be required to qualify as a trustee thereunder. Accordingly, holders of the Securities will not have the benefits of the protections of the Trust Indenture Act. Under the terms of the Purchase Contract Agreement, the Purchase Contract Agent will have only limited obligations to the holders of the Securities. See "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement--Information Concerning the Purchase Contract Agent".

                                  THE COMPANY

GENERAL

  The Company is one of the largest publicly-held companies engaged in providing waste services. The Company collects, transports, treats and/or processes, recycles and disposes of commercial, residential and municipal solid waste and industrial wastes. The Company is also involved in resource recovery, medical waste services, portable restroom services and municipal and commercial sweeping operations. The Company (including unconsolidated affiliates) operates in approximately 430 locations in North America and approximately 280 locations outside of North America, and employs approximately 40,000 persons. In addition to operations in the United States, Canada and Puerto Rico, the Company has operations in Australia, the Dominican Republic, Finland, Germany, Hong Kong, Israel, Italy, Kuwait, the Netherlands, New Zealand, Spain, Switzerland and the United Kingdom.

  The business strategies currently being implemented by BFI management are designed to:

  . Continue expansion, both domestically and internationally, through an aggressive acquisition and business development program.

  . Capitalize on opportunities resulting from regulatory, legislative, competitive and economic developments.

  . Expand participation and pursue new business opportunities (such as recycling, composting and medical waste) resulting from the continued segmentation of the municipal and industrial waste streams.

  . Continue to improve both operating efficiencies and management of costs while effectively allocating resources.

  . Continue to focus on the quality of pricing across all service lines.

  . Continue to selectively implement uniform operating procedures when management believes it will improve operating efficiency.

  The table below reflects the total revenues contributed by the Company's principal lines of business for the periods indicated.

                                SIX MONTHS
                                  ENDED
                                MARCH 31,         YEAR ENDED SEPTEMBER 30,(1)
                              -----------------  -------------------------------
                               1995     1994(1)    1994       1993       1992
                              ------    -------  ---------  ---------  ---------
                                             (IN MILLIONS)
NORTH AMERICAN OPERATIONS
 (INCLUDING CANADA)--
Collection Services--Solid
 Waste......................  $1,334    $1,143   $   2,360  $   2,138  $   2,038
Disposal and Transfer--Solid
 Waste......................     492       391         885        787        753
Medical Waste Services......      92        80         161        146        119
Recycling Services..........     290       144         359        240        175
Services Group and Other....      39        35          83         79        106
Elimination of Affiliated
 Companies' Revenues........    (230)     (176)       (392)      (339)      (304)
                              ------    ------   ---------  ---------  ---------
Total North American
 Operations.................   2,017     1,617       3,456      3,051      2,887
INTERNATIONAL OPERATIONS....     685(2)    295         859        428        391
                              ------    ------   ---------  ---------  ---------
  Total Company.............  $2,702    $1,912   $   4,315  $   3,479  $   3,278
                              ======    ======   =========  =========  =========

- --------
(1) Certain reclassifications have been made in prior years' amounts to conform to the current year presentation.

(2) The largest international markets for the six months ended March 31, 1995 were: Germany--$317 million; the Netherlands--$151 million; and the United Kingdom--$75 million.

SOLID WASTE SERVICES

  Collection. BFI collects solid waste in approximately 470 operating locations in 45 states, Australia, Canada, the Dominican Republic, Finland, Germany, Israel, Italy, Kuwait, the Netherlands, New Zealand, Puerto Rico, Spain, Switzerland and the United Kingdom. These operations provide solid waste collection services for numerous commercial establishments, industrial plants and governmental and residential units. BFI uses approximately one million steel containers and approximately 14,000 specially equipped collection trucks in its waste collection operations.

  Transfer and Disposal. BFI operates 121 solid waste transfer stations, 50 of which it owns, where solid waste is compacted for transfer to final disposal facilities. Transfer stations are used for the purpose of (i) reducing costs associated with transporting waste to final disposal sites, and (ii) better utilizing the Company's disposal sites. Where practical, transfer and recycling functions are combined at the same transfer station to form "Trancycleries."(TM)

  Sanitary landfilling is the primary method employed by the Company for final disposal of the solid waste stream which is not recycled. BFI currently operates 102 solid waste sanitary landfill sites in North America, 73 of which are wholly-owned. Four are either owned jointly with others or partially owned and partially leased; the remainder are leased or operated pursuant to various agreements. BFI currently operates 69 solid waste sanitary landfill sites in its international operations (including those operated through unconsolidated affiliates).

MEDICAL WASTE

  The Company is the largest provider of medical waste services in North America. Approximately 100 of the Company's operating locations provide medical waste services involving the collection and disposal of infectious and pathological waste materials from approximately 130,000 customers. In the last five years, most states have enacted laws regulating medical waste, and the Company is pursuing new opportunities to provide needed services created by these regulations. The Company owns or operates 34 medical waste processing sites using either incineration or autoclaving (steam decontamination) technology.

RECYCLING

  The Company provides recycling collection services for certain materials streams in approximately 250 of its North American operating locations for approximately 6.4 million households, including curbside customers. Recycling continued as one of the fastest-growing parts of the Company's business in fiscal 1994 and the first six months of fiscal 1995. The Company's recycling business has 132 recycleries in North American and approximately 30 such facilities in its international operations. The Company also engages in the organic materials recycling and/or disposal business, tire recycling and other alternative energy concepts such as biomass fuels.

OTHER SERVICES

  The Company is also involved in street and parking lot sweeping and the rental and servicing of portable restroom facilities. During fiscal 1993 and the first quarter of 1994, the Company sold a portion of its portable restroom and sweeping businesses, but has retained most of those operations located on the southern and western coasts of the United States. These locations are operated as part of the solid waste regions.

INTERNATIONAL OPERATIONS

  The Company is involved in waste collection, processing, disposal and/or recycling operations in approximately 280 locations (including unconsolidated affiliates) in Australia, the Dominican Republic, Finland, Germany, Israel, Italy, Hong Kong, Kuwait, the Netherlands, New Zealand, Spain, Switzerland and the United Kingdom.

RESOURCE RECOVERY

  The Company and Air Products and Chemicals, Inc. jointly market their combined capabilities to design, build, own and operate facilities that burn unprocessed solid waste and recover energy and other materials under the name American Ref-Fuel Company(TM) ("American Ref-Fuel"). American Ref-Fuel currently operates four facilities and is evaluating a number of other domestic and international development projects.

CERTAIN LEGAL AND ENVIRONMENTAL MATTERS

  The Company is involved in a number of legal, administrative and other proceedings relating to various matters, including environmental matters. While the final resolution of any such matter may have an impact on the Company's consolidated financial results for a particular reporting period, the Company believes that the ultimate disposition of these matters will not have a materially adverse effect upon the consolidated financial position of the Company.

                                USE OF PROCEEDS

  All or substantially all of the proceeds from the sale of the Securities offered hereby will be used by the Underwriters to purchase the underlying Treasury Notes. In the event the total initial public offering price of the Securities exceeds the sum of the total underwriting commission and the total purchase price of the Treasury Notes, the Company will receive net proceeds from the sale of Securities in the offering made hereby. Any such net proceeds will be used for general corporate purposes.

  The foregoing amounts do not include proceeds receivable by the Company upon settlement of Purchase Contracts. Such proceeds, when received, are expected to be used for general corporate purposes, including reduction of indebtedness, acquisitions and capital expenditures.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol "BFI". The Common Stock is also listed on The International Stock Exchange of the United Kingdom and Republic of Ireland Ltd. The following table sets forth, for the periods indicated, (i) the high and low sales prices of the Common Stock as reported on the New York Stock Exchange Composite Tape, and (ii) the dividends declared on the Common Stock.

                                                         PRICE RANGE
                                                       ---------------
                                                        HIGH     LOW   DIVIDENDS
                                                       ------- ------- ---------
Fiscal Year Ended September 30, 1993
  First Quarter....................................... $27 1/8 $21 5/8   $.17
  Second Quarter......................................  28 5/8  25 3/4    .17
  Third Quarter.......................................    28      24      .17
  Fourth Quarter......................................  27 7/8  22 3/8    .17
Fiscal Year Ended September 30, 1994
  First Quarter....................................... $27 1/2 $20 7/8   $.17
  Second Quarter......................................  30 1/4  24 1/4    .17
  Third Quarter.......................................  32 1/4  24 5/8    .17
  Fourth Quarter......................................  32 7/8    29      .17
Fiscal Year Ending September 30, 1995
  First Quarter....................................... $32 3/8 $25 5/8   $.17
  Second Quarter......................................  34 1/4  27 1/8    .17
  Third Quarter (through June 16, 1995)...............  37 7/8  32 3/4    .17

  For a recent closing sales price for the Common Stock, as reported on the New York Stock Exchange, see the cover page of this Prospectus Supplement. As of June 8, 1995, the approximate number of holders of record of Common Stock was 19,000.

  The Company has paid cash dividends on its Common Stock each year since 1950 and intends to continue the payment of dividends, although future dividend payments will depend upon the Company's level of earnings, financial requirements and other relevant factors, including dividend restrictions contained in the Company's debt instruments. The amount available for payment of dividends on the Common Stock pursuant to the most restrictive of such limits was approximately $1.07 billion at March 31, 1995, after giving effect to cash dividends paid or declared through March 31, 1995.

                         DESCRIPTION OF THE SECURITIES

  The following description of certain terms of the Securities offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the accompanying Prospectus, to which reference is hereby made. The summaries of certain provisions of documents described below do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such documents (including the definitions therein of certain terms), forms of which are on file with the Commission. Wherever particular Sections of, or terms defined in, such documents are referred to herein, such Sections or defined terms are incorporated by reference herein. Capitalized terms not defined herein have the meanings assigned to such terms in the accompanying Prospectus.

GENERAL

  Each Security will have a Stated Amount of $      and will be issued under
the Purchase Contract Agreement between the Company and the Purchase Contract Agent. Each Security will consist of (a) a Purchase Contract under which (i) the holder will purchase from the Company on the Final Settlement Date of
          , 1998, for an amount in cash equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate described below and (ii)
the Company will pay the holder Contract Fees of     % of the Stated Amount per
annum, payable semi-annually from      , 1995 to the Final Settlement Date, and
(b) Treasury Notes having a principal amount equal to the Stated Amount and maturing on the Final Settlement Date. The Treasury Notes will be pledged with the Collateral Agent to secure the holder's obligation to purchase Common Stock under the Purchase Contract. Unless a holder of Securities settles the underlying Purchase Contracts early through the delivery of cash to the Purchase Contract Agent in the manner described below, principal of the Treasury Notes underlying such Securities, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase Common Stock under the Purchase Contracts. For so long as a Purchase Contract remains in effect, such Purchase Contract and the Treasury Notes securing it will not be separable and may be transferred only as an integrated Security.

  The semi-annual payments on the Securities set forth on the cover page of this Prospectus Supplement will consist of interest on the Treasury Notes
payable by the United States Government at the rate of     % per annum and
unsecured Contract Fees payable by the Company at the rate of     % per annum.
The Company may, at its option, defer the payment of Contract Fees on the Purchase Contracts until the Final Settlement Date or, with respect to any particular Purchase Contract, earlier settlement thereof. However, deferred installments of Contract Fees will bear additional Contract Fees at the rate of
    % per annum (compounding on each succeeding Payment Date) until paid.

DESCRIPTION OF THE PURCHASE CONTRACTS

 GENERAL

  Each Purchase Contract underlying a Security (unless earlier terminated or settled at the holder's option) will obligate the holder of the Security to purchase, and the Company to sell, on the Final

Settlement Date, for an amount in cash equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate. The Settlement Rate will be calculated as follows (subject to adjustment under certain circumstances):
(a) if the Applicable Market Value is greater than the Threshold Appreciation
Price of $     , the Settlement Rate will be      , (b) if the Applicable
Market Value is less than or equal to the Threshold Appreciation Price but greater than the Stated Amount, the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value and (c) if the Applicable Market Value is less than or equal to the Stated Amount, the Settlement Rate will be one. "Applicable Market Value" means the average of the Closing Prices (as defined) per share of Common Stock on each of the twenty consecutive Trading Days (as defined) ending on the last Trading Day immediately preceding the Final Settlement Date.

  No fractional shares of Common Stock will be issued by the Company pursuant to the Purchase Contracts. In lieu of fractional shares otherwise issuable in respect of Purchase Contracts being settled by a holder of Securities, the holder will be entitled to receive an amount of cash equal to the value of such fractional shares at the Closing Price per share on the Trading Day immediately preceding the date of purchase.

  Unless a holder of Securities settles the underlying Purchase Contracts prior to the Final Settlement Date through the delivery of cash to the Purchase Contract Agent in the manner described under "--Early Settlement" below or an event described under "--Termination" below occurs, principal of the Treasury Notes underlying such Securities, when paid at maturity, will automatically be transferred to the Company to satisfy in full the holder's obligation to purchase Common Stock under the Purchase Contracts. Such stock will then be issued and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such Securities (a "Security Certificate") and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the stock to any person other than such holder.

  Prior to the date on which shares of Common Stock are issued in settlement of a Purchase Contract, the Common Stock underlying the related Security will not be deemed to be outstanding for any purpose and the holder thereof will not have any voting rights, rights to dividends or other distributions or other rights or privileges of a stockholder by virtue of holding such Security.

  Each holder of Securities, by acceptance thereof, will under the terms of the Purchase Contract Agreement and the Securities be deemed to have (a) irrevocably agreed to be bound by the terms of the related Purchase Contracts for so long as such holder remains a holder of such Securities and (b) irrevocably appointed the Purchase Contract Agent as such holder's attorney-in-fact to enter into and perform the related Purchase Contracts on behalf of and in the name of such holder.

 EARLY SETTLEMENT

  A holder of Securities may settle the underlying Purchase Contracts prior to the Final Settlement Date by presenting and surrendering the Security Certificate evidencing such Securities at the offices of the Purchase Contract Agent with the form of "Election to Settle Early" on the reverse side of the certificate completed and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company in immediately available funds) of an amount equal to (a) the Stated Amount times the number of Purchase Contracts being settled less (b) the aggregate amount of any deferred Contract Fees payable thereon. HOLDERS MAY SETTLE SECURITIES EARLY
ONLY IN DENOMINATIONS OF       AND INTEGRAL MULTIPLES THEREOF.

  Upon early settlement of Purchase Contracts underlying any Securities, (a)
the holder will receive      of a share of Common Stock per Security
(regardless of the market price of the Common Stock on the date of purchase), subject to adjustment under certain circumstances, (b) the Treasury Notes underlying such Securities will thereupon be transferred to the holder free and clear of the Company's security interest therein and (c) the holder's right to receive additional Contract Fees will terminate and, except as contemplated by the first sentence of the preceding paragraph, no payment or adjustment will be made to or for the holder on account of current or deferred amounts accrued in respect thereof.

  If the Purchase Contract Agent receives the Security Certificate, accompanied by the completed Election to Settle Early and requisite check, from a holder of Securities by 5:00 p.m., New York City time, on a Business Day, that day will be considered the settlement date. If the Purchase Contract Agent receives the foregoing after 5:00 p.m., New York City time, on a Business Day or at any time on a day that is not a Business Day, the next Business Day will be considered the settlement date.

  Upon early settlement of Purchase Contracts in the manner described above, presentation and surrender of the Security Certificate evidencing the related Securities and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the stock to any person other than the holder of such Securities, the Company will cause the shares of Common Stock being purchased to be issued, and the Treasury Notes securing such Purchase Contracts to be released from the pledge under the Pledge Agreement described below and transferred, within three Business Days following the settlement date, to the purchasing holder or such holder's designee.

 CONTRACT FEES

  Contract Fees will be payable semi-annually on each Payment Date to the persons in whose names the related Securities are registered at the close of
business on the            or           , as the case may be, immediately
preceding such Payment Date (the "Record Date"). Contract Fees will be computed on the basis of actual days elapsed in a year of 365 or 366 days, as the case may be. If a Payment Date falls on a day that is not a Business Day, the Contract Fee may be paid on the next succeeding Business Day with the same force and effect as if made on such Payment Date, and no additional amounts will accrue as a result of such delayed payment. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to be closed.

  The Company may, at its option and upon prior written notice to the holders of Securities and the Purchase Contract Agent, defer the payment of Contract Fees on the Purchase Contracts until the Final Settlement Date or, with respect to any particular Purchase Contract, earlier settlement thereof. However, deferred installments of Contract Fees will bear additional Contract Fees at
the rate of     % per annum (compounding on each succeeding Payment Date) until paid.

 ANTI-DILUTION ADJUSTMENTS

  The formula for determining the Settlement Rate will be subject to adjustment upon the occurrence of certain events, including: (a) the payment of dividends (and other distributions) of Common Stock on Common Stock; (b) the issuance to all holders of Common Stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase Common Stock at less than the Current Market Price (as defined) thereof; (c) subdivisions and combinations of Common Stock; (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash); (e) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (i) other all-cash distributions made within the preceding 12 months and (ii) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 10% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the Current Market Price (as defined) of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (f) the successful completion of a tender or exchange offer made by the Company or any subsidiary for the Common Stock which involves an aggregate consideration that, together with (i) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months and (ii) the aggregate amount of any all-cash distributions to all holders of the Company's Common Stock made within the preceding 12 months, exceeds 10% of the Company's aggregate market capitalization on the expiration of such tender or exchange offer.

  In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or property, each Purchase Contract then outstanding would, without the consent of the holders of Securities, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon the transaction by a holder of the number of shares of Common Stock which would have been received by the holder of the related Security immediately prior to such transaction if such holder had then settled such Purchase Contract.

  If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (i.e., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the Settlement Rate formula adjustment provisions of the Purchase Contract Agreement, the Settlement Rate is increased, such increase may be deemed to be the receipt of taxable income to holders of Securities. See "Certain Federal Income Tax Consequences-- Adjustment of Settlement Rate."

  In addition, the Company may make such increases in the Settlement Rate as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.

  Adjustments to each component of the Settlement Rate formula will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate formula shall be required unless such adjustment would require an increase or decrease of at least one percent in the Settlement Rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

  The Company will be required, within ten Business Days following the occurrence of an event that requires or permits an adjustment in the Settlement Rate formula, to provide written notice to the Purchase Contract Agent of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Settlement Rate formula was determined and setting forth the revised Settlement Rate formula.

  Each adjustment to the Settlement Rate formula will result in a corresponding adjustment to the number of shares of Common Stock issuable upon early settlement of a Purchase Contract.

 TERMINATION

  The Purchase Contracts, and the rights and obligations of the Company and of the holders of the Securities thereunder (including the right to receive accrued or deferred Contract Fees and the right and obligation to purchase Common Stock), will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. Upon such termination, the Collateral Agent will release the Treasury Notes held by it to the Purchase Contract Agent for distribution to the holders.

TREASURY NOTES AND PLEDGE AGREEMENT; INTEREST ON TREASURY NOTES

  The Treasury Notes underlying the Securities will be pledged to the Collateral Agent, for the benefit of the Company, pursuant to a pledge
agreement, to be dated as of           , 1995 (the "Pledge

Agreement"), to secure the obligations of the holders to purchase Common Stock under the Purchase Contracts. The rights of holders of Securities to the underlying Treasury Notes will be subject to the Company's security interest therein created by the Pledge Agreement; no holder of Securities will be permitted to withdraw the Treasury Notes underlying such Securities from the pledge arrangement except upon the termination or early settlement of the related Purchase Contracts. Subject to such security interest, however, holders of Securities will have full beneficial ownership of the underlying Treasury Notes. The Company will have no interest in the Treasury Notes other than its security interest.

  The Collateral Agent will, upon receipt of interest payments on the Treasury Notes, distribute such payments to the Purchase Contract Agent who will in turn distribute those payments to the persons in whose names the related Securities are registered at the close of business on the Record Date immediately preceding the date of such distribution.

  THE TREASURY NOTES WILL BE OBLIGATIONS OF THE UNITED STATES GOVERNMENT AND NOT OF THE COMPANY.

BOOK-ENTRY SYSTEM

  The Securities will be issued in the form of one or more global security certificates (the "Global Security Certificates") deposited with The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below.

  The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants (defined below) and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  No Securities represented by Global Security Certificates may be exchanged in whole or in part for Securities registered, and no transfer of Global Security Certificates in whole or in part may be registered, in the name of any person other than the Depositary or any nominee of the Depositary unless the Depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security Certificates or has ceased to be qualified to act as such as required by the Purchase Contract Agreement or there shall have occurred and be continuing a default by the Company in respect of its obligations under one or more Purchase Contracts. All Securities represented by one or more Global Security Certificates or any portion thereof will be registered in such names as the Depositary may direct.

  The laws of some jurisdictions require that certain potential purchasers of Securities take physical delivery of such Securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Securities so long as such Securities are represented by Global Security Certificates.

  As long as the Depositary, or its nominee, is the registered owner of the Global Security Certificates, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the Global Security Certificates and all Securities represented thereby for all purposes under the Securities and the Purchase Contract Agreement. Except in the limited circumstances referred to above, owners of beneficial interests in Global Security Certificates will not be entitled to have such Global Security Certificates or the Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of Security Certificates in exchange therefor and will not be considered to be owners or holders of such Global Security Certificates or any Securities represented thereby for any purpose under the Securities or the Purchase Contract Agreement. All payments on the Securities represented by the Global Security Certificates and all transfers and deliveries of Treasury Notes and Common Stock with respect thereto will be made to the Depositary or its nominee, as the case may be, as the holder thereof.

  Ownership of beneficial interests in the Global Security Certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the Depositary or its nominee ("participants"). Ownership of beneficial interests in Global Security Certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Procedures for settlement of Purchase Contracts on the Final Settlement Date or upon Early Settlement will be governed by arrangements among the Depositary, participants and persons that may hold beneficial interests through participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in Global Security Certificates, or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests.

CERTAIN PROVISIONS OF THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

 PAYMENT OF INTEREST AND CONTRACT FEES; TRANSFER OF SECURITIES;
 DELIVERY OF COMMON STOCK OR TREASURY NOTES

  Interest on the Treasury Notes and Contract Fees will be payable, Purchase Contracts (and documents related thereto) will be settled and transfers of the Securities will be registrable at the office of the Purchase Contract Agent in the Borough of Manhattan, The City of New York. In addition, in the event that the Securities do not remain in book-entry form, payment of interest on the Treasury Notes and Contract Fees may be made, at the option of Company, by check mailed to the address of the person entitled thereto as shown on the Security Register.

  Payments in respect of principal of the Treasury Notes on the Final Settlement Date will be applied in satisfaction of the obligations of the holders of the Securities under the Purchase Contracts and shares of Common Stock will be delivered, or, if the Purchase Contracts have terminated, Treasury Notes will be delivered, in each case upon presentation and surrender of the Security Certificates evidencing the related Securities at the office of the Purchase Contract Agent.

  If a holder of outstanding Securities fails to present and surrender the Security Certificate evidencing such Securities to the Purchase Contract Agent on the Final Settlement Date, the shares of Common Stock issuable in settlement of the applicable Purchase Contract will be registered in the name of and, together with any distributions thereon, shall be held by the Purchase Contract Agent in trust, for the benefit of such holder, until such Security Certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company.

  If the Purchase Contracts have terminated prior to the Final Settlement Date, the Treasury Notes have been transferred to the Purchase Contract Agent for distribution to the holders entitled thereto and a holder fails to present and surrender the Security Certificate evidencing such holder's Securities to the Purchase Contract Agent, the Treasury Notes delivered to the Purchase Contract Agent and payments thereon shall be held by the Purchase Contract Agent in trust, for the benefit of such holder, until such Security Certificate is presented or the holder provides the evidence and indemnity described above.

  The Purchase Contract Agent will have no obligation to invest or to pay interest on any amounts held by the Purchase Contract Agent pending distribution, as described above.

  No service charge will be made for any registration of transfer or exchange of the Securities, except for any tax or other governmental charge that may be imposed in connection therewith.

 MODIFICATION

  The Purchase Contract Agreement and the Pledge Agreement will contain provisions permitting the Company and the Purchase Contract Agent or Collateral Agent, as the case may be, with the consent of the holders of not less than 66 2/3% of the Securities at the time outstanding, to modify the terms of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement, except that no such modification may, without the consent of the holder of each outstanding Security affected thereby, (a) change any Payment Date, (b) change the amount or type of Treasury Notes underlying a Security, impair the right of the holder of any Security to receive interest payments on the underlying Treasury Notes or otherwise adversely affect the holder's rights in or to such Treasury Notes, (c) change the place or currency of payment or reduce any Contract Fees, (d) impair the right to institute suit for the enforcement of any Purchase Contract, (e) reduce the amount of Common Stock purchasable under any Purchase Contract, increase the price to purchase Common Stock on settlement of any Purchase Contract, change the Final Settlement Date or otherwise adversely affect the holder's rights under any Purchase Contract or
(f) reduce the above-stated percentage of outstanding Securities, the consent of whose holders is required for the modification or amendment of the provisions of the Purchase Contracts, the Purchase Contract Agreement or the Pledge Agreement.

 CONSOLIDATION, MERGER, SALE OR CONVEYANCE

  The Company will covenant in the Purchase Contract Agreement that it will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm or corporation unless the Company is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof and such corporation expressly assumes the obligations of the Company under the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement, and the Company or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of its obligations thereunder.

 TITLE

  The Company, the Purchase Contract Agent and the Collateral Agent may treat the registered owner of any Security as the absolute owner thereof for the purpose of making payment and settling the Purchase Contracts and for all other purposes.

 REPLACEMENT OF SECURITY CERTIFICATES

  Any mutilated Security Certificate will be replaced by the Company at the expense of the holder upon surrender of such certificate to the Purchase Contract Agent. Security Certificates that become destroyed, lost or stolen will be replaced by the Company at the expense of the holder upon delivery to the Company and the Purchase Contract Agent of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Purchase Contract Agent. In the case of a destroyed, lost or stolen

Security Certificate, an indemnity satisfactory to the Purchase Contract Agent and the Company may be required at the expense of the holder of the Securities evidenced by such certificate before a replacement will be issued.

  Notwithstanding the foregoing, the Company will not be obligated to issue any Security on or after the Final Settlement Date or after the Purchase Contracts have terminated. The Purchase Contract Agreement will provide that, in lieu of the delivery of a replacement Security Certificate following the Final Settlement Date, the Purchase Contract Agent, upon delivery of the evidence and indemnity described above, will deliver the Common Stock issuable pursuant to the Purchase Contracts included in the Securities evidenced by such certificate, or, if the Purchase Contracts have terminated prior to the Final Settlement Date, transfer the principal amount of the Treasury Notes included in the Securities evidenced by such certificate.

 GOVERNING LAW

  The Purchase Contract Agreement, the Pledge Agreement and the Purchase Contracts will be governed by, and construed in accordance with, the laws of the State of New York.

 INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

  First Chicago Trust Company of New York will be the Purchase Contract Agent. The Purchase Contract Agent will act as the agent for the holders of Securities from time to time. The Purchase Contract Agreement will not obligate the Purchase Contract Agent to exercise any discretionary actions in connection with a default under the terms of the Securities or the Purchase Contract Agreement.

  The Purchase Contract Agreement will contain provisions limiting the liability of the Purchase Contract Agent. The Purchase Contract Agreement will contain provisions under which the Purchase Contract Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

  First Chicago Trust Company of New York is also the transfer agent and registrar for the Common Stock.

 INFORMATION CONCERNING THE COLLATERAL AGENT

  Texas Commerce Bank National Association will be the Collateral Agent. The Collateral Agent will act solely as the agent of the Company and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Securities except for the obligations owed by a pledgee of property to the owner thereof under the Pledge Agreement and applicable law.

  The Pledge Agreement will contain provisions limiting the liability of the Collateral Agent. The Pledge Agreement will contain provisions under which the Collateral Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

  For information concerning the relationship between the Company and Texas Commerce Bank National Association, see "Description of Debt Securities-- Provisions Applicable to Senior Debt Securities--Regarding the Senior Trustee" in the accompanying Prospectus.

LISTING

  Application has been made for listing the Securities on the New York Stock Exchange (subject to official notice of issuance) under the symbol "BFE".

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of Securities. The summary represents the opinion of Sullivan & Cromwell, special tax counsel to the Company and the Underwriters, insofar as it relates to matters of law and legal conclusions. The summary deals only with Securities held as capital assets by purchasers who or which are (i) citizens or residents of the United States, (ii) domestic corporations or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of income and gain from securities. It does not deal with Securities held by specially treated classes of holders, such as dealers in securities or life insurance companies. Prospective purchasers of Securities should consult their own tax advisors concerning the U.S. federal income tax consequences to Security holders in their particular situations, as well as any consequences under the laws of any other taxing jurisdiction.

  The following summary assumes that the Treasury Notes will be purchased on, or immediately prior to, an interest payment date for such Treasury Notes and will, therefore, not include any right to accrued interest.

INCOME FROM SECURITIES

  A holder will include interest on the Treasury Notes in income when received or accrued, in accordance with the holder's method of accounting.

  There is no authority for the treatment of the Contract Fees under current law, but the Company intends to file information returns on the basis that the Contract Fees are income to holders. Holders should consult their own tax advisors concerning the treatment of Contract Fees, including the possibility that Contract Fees may be treated as a reduction in the holders' basis in the Securities, rather than included in income upon receipt, by analogy to the treatment of rebates or of option premiums. The Company does not intend to deduct the Contract Fees for federal income tax purposes because it views them as a cost of issuing the Common Stock. Contract Fees received by a regulated investment company should be treated as income derived with respect to the company's business of investing in stock and securities.

SALE OR DISPOSITION OF SECURITIES

  If a holder sells, exchanges or otherwise disposes of a Security before the maturity of the Treasury Notes, the holder will generally recognize capital gain or loss equal to the difference between the holder's tax basis in the Security (generally equal to the amount paid for the Security, reduced by the sum of any Contract Fees received by the holder and not previously included in income) and the amount realized from the disposition of the Security. If a holder sells a Security between interest payment dates, a portion of the proceeds of the sale will be treated as a receipt of interest accrued since the last interest payment date, rather than as an amount realized from the sale of the Security, consistent with the general treatment of proceeds from the sale of debt instruments such as Treasury Notes.

GAIN OR LOSS ON MATURITY OF THE TREASURY NOTES

  The tax basis of the Treasury Notes will equal the fair market value of the Treasury Notes at the time of purchase of a Security. If such fair market value equals the amount payable at maturity of the Treasury Notes, the holder will not realize gain or loss upon payment of the Treasury Notes at maturity. If such fair market value is less than the amount payable at maturity of the Treasury Notes, the holder will generally realize gain equal to the difference upon payment of the Treasury Notes at maturity. This gain will be treated as ordinary interest income (i.e., market discount) unless it is "de minimis", in which case it will be treated as capital gain. The gain will be "de minimis" if it is less than 1/4 of one percent of the amount payable at maturity of the Treasury Notes multiplied by the number of complete years remaining to maturity of the Treasury Notes. A holder may instead elect to accrue market discount into income on a current basis over the remaining life of the Treasury Notes.

  If such fair market value is greater than the amount payable at maturity of the Treasury Notes, the excess will be "bond premium". A holder may either recognize the bond premium as a capital loss upon payment of the Treasury Notes at maturity or make an election to amortize it over the term of the Treasury Notes. If the election is made, the bond premium will generally reduce the interest income on the Treasury Notes on a constant yield basis over the remaining term of the Treasury Notes and will reduce the basis of the Treasury Notes by the amount of the amortization. An election to amortize bond premium may apply to other debt instruments acquired at a premium by the holder, and a holder should consult a tax advisor before making the election.

TAX BASIS OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

  The tax basis of the Common Stock acquired under the Purchase Contract will equal the amount paid for the Security (a) increased by the amount of any gain recognized on receipt of principal of the Treasury Notes, or market discount included in income, as set forth above, (b) reduced by the amount of any loss recognized on receipt of principal of the Treasury Notes, or bond premium amortized over the term of the Treasury Notes, as set forth above, (c) reduced by the amount of any Contract Fees received by the holder and not previously included in income, and (d) reduced by the amount of any cash received in lieu of fractional shares of Common Stock.

OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

  Assuming that the Company has current or accumulated earnings and profits at least equal to the amount of the dividends, a holder will include a dividend on the Common Stock in income when paid, and the dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate holder which meets the holding period and other requirements for the dividends received deduction.

  Upon the sale, exchange or other disposition of Common Stock, the holder will recognize gain or loss equal to the difference between the holder's tax basis in the Common Stock and the amount realized on the disposition. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the stock for more than one year at the time of disposition.

ADJUSTMENT OF SETTLEMENT RATE

  Holders of Securities might be treated as receiving a constructive distribution from the Company if (i) the Settlement Rate is adjusted and as a result of such adjustment, the proportionate interest of holders of Securities in the assets or earnings and profits of the Company is increased, and (ii) the adjustment is not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the Settlement Rate would not be considered made pursuant to such a formula if the adjustment were made to compensate for certain taxable distributions with respect to Common Stock. Thus, under certain circumstances, an increase in the Settlement Rate is likely to be taxable to holders of Securities as a dividend to the extent of the current or accumulated earnings and profits of the Company. Holders of Securities would be required to include their allocable share of such constructive dividend in gross income but would not receive any cash related thereto.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, (a) the Company has agreed to (i) enter into the Purchase Contracts with each of the Underwriters named below (the "Underwriters") underlying the respective number of Securities set forth opposite its name below and (ii) if the proceeds to the Company from the offering made hereby as set forth on the cover page of this Prospectus Supplement are negative, pay to such Underwriters an amount (including underwriting commission) equal to the deficit to the Company in respect of such Securities as so set forth, and (b) each of such Underwriters, for whom Goldman, Sachs & Co. and CS First Boston Corporation are acting as representatives, has severally agreed to (i) enter into such Purchase Contracts and purchase and pledge under the Pledge Agreement the Treasury Notes underlying such Securities and (ii) if the proceeds to the Company from the offering made hereby as set forth on the cover page of this Prospectus Supplement are positive, pay to the Company a net amount (after underwriting commission) equal to the proceeds to the Company in respect of such Securities as so set forth:

                                                                      NUMBER OF
         UNDERWRITER                                                  SECURITIES
         -----------                                                  ----------
     Goldman, Sachs & Co. ...........................................
     CS First Boston Corporation.....................................
                                                                      ----------
         Total....................................................... 10,000,000
                                                                      ==========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to enter into Purchase Contracts and purchase and pledge Treasury Notes underlying all of the Securities offered hereby, if any Purchase Contracts are entered into.

  The Underwriters propose to offer the Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price
less a concession of $      per Security. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $      per Security to
certain brokers and dealers. After the Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company has granted the Underwriters an option exercisable for 30 calendar days after the date of this Prospectus Supplement to enter into Purchase Contracts underlying up to an aggregate of 1,500,000 additional Securities solely to cover over-allotments, if any; if Purchase Contracts underlying any such additional Securities are entered into, the Underwriters would purchase and pledge under the Pledge Agreement the Treasury Notes underlying such Securities and the Company or the Underwriters, as appropriate, would pay a net amount equal to the proceeds (deficit) to the Company in respect of such Securities as set forth on the cover page of this Prospectus Supplement. If the Underwriters exercise their over-allotment option, each of the Underwriters has severally agreed, subject to certain conditions, to effect the foregoing transactions with respect to approximately the same percentage of such Securities that the respective number of Securities set forth opposite its name in the foregoing table bears to the 10,000,000 Securities offered hereby. The price to the Underwriters of the Treasury Notes underlying Securities with respect to which an over-allotment option is exercised may be different from that set forth on the cover page of this Prospectus Supplement. Any such difference will be for the account of the Underwriters and will not affect the amount of the proceeds

(deficit) to the Company in respect of such Securities as shown on the cover page of this Prospectus Supplement. The Underwriters may enter into certain hedge transactions for their own account to reduce or eliminate their risk in this regard.

  The Company has agreed that, for a period of 90 days after the date of this Prospectus Supplement, it will not, and it will use its best efforts to cause its executive officers and directors and Otto Holding International B.V. not to, offer, sell, contract to sell or otherwise dispose of any Securities or shares of Common Stock or any rights to purchase or acquire Securities or Common Stock without the prior written consent of the representatives of the Underwriters, except pursuant to the conversion of existing convertible securities, the Company's Dividend Reinvestment Plan, existing employee benefit or stock option plans or the acquisition of any business or properties in the Company's ongoing acquisition program and except for the shares of Common Stock underlying the Purchase Contracts.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

  The validity of the Purchase Contracts and the Common Stock issuable upon settlement thereof and of the interest of Holders of Securities in the Treasury Notes pursuant to the Pledge Agreement will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas, and certain legal matters will be passed upon for the Underwriters by Vinson & Elkins L.L.P., Houston, Texas. Fulbright & Jaworski L.L.P. has represented certain of the Underwriters in various legal matters from time to time. Vinson & Elkins L.L.P. has represented the Company in various legal matters from time to time. In addition, Sullivan & Cromwell, New York, New York, acted as special tax counsel for the Company and the Underwriters, and special counsel for the Underwriters with respect to certain corporate law matters, in connection with the Securities.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..............................................  S-3
Certain Characteristics of the Securities..................................  S-9
The Company................................................................ S-10
Use of Proceeds............................................................ S-12
Price Range of Common Stock and
 Dividends................................................................. S-12
Description of the Securities.............................................. S-13
Certain Federal Income Tax Consequences.................................... S-21
Underwriting............................................................... S-23
Legal Matters.............................................................. S-24

                                   PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Application of Proceeds....................................................    3
Description of Debt Securities.............................................    3
Capital Stock..............................................................   13
Description of Warrants....................................................   15
Description of Stock Purchase Contracts
 and Stock Purchase Units..................................................   16
Plan of Distribution.......................................................   17
Legal Opinions.............................................................   17
Experts....................................................................   18

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           10,000,000 SECURITIES

                        BROWNING-FERRIS INDUSTRIES, INC.

                  % AUTOMATIC COMMON EXCHANGE SECURITIES



                                 ------------

                          (LOGO OF BFI APPEARS HERE)

                                 ------------

                              GOLDMAN, SACHS & CO.
                                CS FIRST BOSTON

                      REPRESENTATIVES OF THE UNDERWRITERS


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED JUNE 19, 1995

                                      LOGO
            (LOGO OF BROWNING-FERRIS INDUSTRIES, INC. APPEARS HERE)
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

  Browning-Ferris Industries, Inc. (the "Company") may offer and sell from time to time, either jointly or separately, at prices and on terms to be determined at or prior to the time of sale, up to an aggregate initial offering price of not more than $949,775,000 (or, if applicable, the equivalent thereof in other currencies) of its (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of preferred stock, without par value ("Preferred Stock"), in one or more series, (iii) shares of common stock, par value $.16 2/3 per share ("Common Stock"), (iv) Warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock, (v) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase Preferred Stock or Common Stock or
(vi) Stock Purchase Units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contract (the Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units are collectively referred to as "Securities"). A minimum of $100,000,000 of the aggregate securities that may be offered hereunder must be offered in the form of Debt Securities.

  Specific terms of the Securities ("Offered Securities") in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities and the initial price and net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated debt, authorized denomination, maturity, rate or rates of interest (or method of calculation thereof) and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, and the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any voting rights, and any conversion or exchange rights, (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof, (iv) in the case of Warrants, the number and terms thereof, the designation and number of Securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof, (v) in the case of Stock Purchase Contracts, the designation and number of shares of Preferred Stock or Common Stock issuable thereunder, the purchase price of the Preferred Stock or Common Stock, the date or dates on which the Preferred Stock or Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contract or visa versa, and the terms of the offering and sale thereof, and
(vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

  The Company may sell the Securities directly, through agents designated from time to time or through underwriters or dealers. If any agents of the Company or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the Prospectus Supplement.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

           THE DATE OF THIS PROSPECTUS IS                     , 1995

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, at the offices of the Chicago Stock Exchange, Inc., 440 S. LaSalle Street, Chicago, Illinois 60605, and at the offices of the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, heretofore filed with the Commission by the Company pursuant to the Exchange Act, are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994;

    (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1994 and March 31, 1995; and

    (c) The Company's Current Reports on Form 8-K dated January 24, 1995 (as amended), dated March 2, 1995 and dated March 14, 1995.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the termination of the offering of the Securities, shall be deemed to be incorporated by reference in the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the written request of such person addressed to the Secretary's Department, Browning-Ferris Industries, Inc., P.O. Box 3151, Houston, Texas 77253, or upon the oral request of such person directed to the Secretary's Department at (713) 870-7027.

                                  THE COMPANY

  The Company is one of the largest publicly-held companies engaged in providing waste services. Subsidiaries and affiliates collect, transport, treat and/or process, recycle and dispose of commercial, residential and municipal solid waste and industrial wastes. The Company's subsidiaries are also involved in resource recovery, medical waste services, portable restroom services and municipal and commercial sweeping operations. The Company's subsidiaries and affiliates (including unconsolidated affiliates) operate in approximately 430 locations in North America and approximately 280 locations outside of North America, and employ approximately 40,000 persons. In addition to operations in the United States, Canada and Puerto Rico, subsidiaries of the Company own interests in subsidiaries or affiliates with operations in Australia, the Dominican Republic, Finland, Germany, Hong Kong, Israel, Italy, Kuwait, the Netherlands, New Zealand, Spain, Switzerland and the United Kingdom.

  The term "Company" refers to Browning-Ferris Industries, Inc., a Delaware corporation, and its subsidiaries, affiliates and predecessors unless the context requires otherwise. The Company's executive offices are located at 757
N. Eldridge, Houston, Texas 77079. The Company's mailing address is P.O. Box 3151, Houston, Texas 77253, and its telephone number is (713) 870-8100.

                            APPLICATION OF PROCEEDS

  Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular Securities to which such Prospectus Supplement relates, the net proceeds to be received by the Company from the sale of the Securities will be added to the Company's general funds and are expected to be used for general corporate purposes, including reduction of indebtedness, acquisitions and capital expenditures.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities" and "Offered Senior Debt Securities"), the Debt Securities will be issued under a Restated Indenture dated as of September 1, 1991, between the Company and Texas Commerce Bank National Association, as Trustee (successor trustee to First City, Texas-Houston, National Association, which was formerly First City National Bank of Houston) (the "Senior Trustee"), (the "Senior Indenture"). In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities" and "Offered Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture dated as of August 1, 1987, as amended (the "Subordinated Indenture"), between the Company and NationsBank of Texas, National Association, as Trustee (successor trustee to First RepublicBank Houston, National Association, as Trustee) (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to herein individually as an "Indenture" and collectively as the "Indentures". The Senior Trustee and the Subordinated Trustee are sometimes referred to herein individually as a "Trustee" and collectively as the "Trustees". The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein. The references below apply to the section numbers in each of the Indentures, unless otherwise indicated. Both the Senior Indenture and the Subordinated Indenture, and the Securities issued thereunder, are governed by Texas law.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

  GENERAL. The Indentures do not limit the aggregate principal amount of the Debt Securities issuable thereunder or of any particular series of the Debt Securities and provide that Debt Securities may be issued thereunder from time to time in one or more series with the same or various maturities at par, at a premium or at a discount. Offered Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. Other than as may be set forth in any Prospectus Supplement, the Indentures and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of a highly leveraged transaction by the Company.

  Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and the limit on the aggregate principal amount of Offered Debt Securities; (ii) the percentage of the principal amount at which the Offered Debt Securities will be sold; (iii) the date or dates on which the principal of (and premium, if any, on) the Offered Debt Securities will be payable; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates; (v) the date or dates from which such interest, if any, shall accrue, the date or dates on which such interest, if any, will be payable and the regular record date for interest payable on any payment date; (vi) the place or places where the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable;
(vii) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (viii) the principal amount of any Offered Debt Securities that are Original Issue Discount Securities, which would be payable upon declaration of acceleration of the maturity of the Offered Debt Securities; (ix) any modifications of the Events of Default or covenants of the Company contained in the Indenture pertaining to the Offered Debt Securities; (x) information with respect to book-entry procedures, if any; (xi) as to Subordinated Debt Securities only, whether the offered Subordinated Debt Securities are convertible into Common Stock of the Company and, if so, the initial conversion price; and (xii) any other terms of the Offered Debt Securities not inconsistent with the Indenture under which they are issued. (Section 301)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfer thereof will be registrable, at the corporate trust office of the Trustee or at the office of each paying agent, if any, identified in the Prospectus Supplement with respect to the Offered Debt Securities; provided that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. The Corporate Trust Office of the Senior Trustee is located at 712 Main Street, Houston, Texas 77002, and the Corporate Trust Office of the Subordinated Trustee is located at 700 Louisiana Street, Houston, Texas 77002. (Sections 301, 305 and 1002)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued in only fully registered form without coupons in denominations of $1,000 or any integral multiple thereof, and no service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

  GLOBAL SECURITIES. The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be issued to and registered in the name of the depositary (the "Depositary") identified in the Prospectus Supplement, or its nominee, relating to such series. Global Securities may be issued only in fully-registered form and in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Debt Securities represented thereby, such Global Security may not be transferred except as a whole by the Depositary to its nominee or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary. (Section 305)

  The specific terms of the depositary arrangement with respect to a series of Offered Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

  Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with the Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary or its nominee is the registered owner of a Global Security, such registered owner will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of and premium, if any, and interest, if any, on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects the Depositary or its nominee, immediately upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the sole responsibility of such Participants. The Company has no control over the practices of the Depositary or the Participants and there can be no assurance that these practices will not be changed.

  If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if there shall have occurred and be continuing an Event of Default, or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to any series of Debt Securities represented by a Global Security, such Global Security shall be exchangeable for individual Debt Securities of such series. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to a physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

  CONSOLIDATION, MERGER AND SALE OF ASSETS. Each Indenture provides that the Company, without the consent of the holders of any of the outstanding Debt Securities, may consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any Person or may acquire or lease the assets of any Person substantially as an entirety or may permit any corporation to merge into the Company provided that (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation, if other than the Company, assumes the Company's obligations under the Indenture and the Debt Securities issued thereunder; (iii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801)

  MODIFICATION OF THE INDENTURES. Each Indenture provides that the Company and the Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities, curing ambiguities or inconsistencies in the

Indenture or making any other provisions with respect to matters arising under the Indenture if such action shall not adversely affect the interests of the holders of any series of Debt Securities in any material respect or to change or eliminate any of the provisions of the Indenture with respect to a series of Debt Securities if such series is not then outstanding. (Section 901)

  Each Indenture also contains provisions permitting the Company, with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holders of all of the outstanding Debt Securities affected thereby, among other things: (i) change the maturity of the principal of or any installment of principal or interest on any of the Debt Securities;
(ii) reduce the principal amount thereof or the rate of interest, if any, thereon or any premium payable on the redemption thereof; (iii) reduce the amount of the principal of Original Issue Discount Securities payable on any date; (iv) change the place of payment where, or the coin or currency in which, any of the Debt Securities or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date; (vi) reduce the percentage in principal amount of the Debt Securities of any outstanding series the consent of the holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the Indenture; (vii) as to the Subordinated Indenture only, adversely affect the right to convert the Subordinated Debt Securities (if convertible) or modify the subordination provisions of the Subordinated Indenture in a manner adverse to the holders of Subordinated Debt Securities; or (viii) with certain exceptions, modify the foregoing requirements. (Section 902)

  EVENTS OF DEFAULT, NOTICE AND WAIVER. Unless otherwise indicated in the Prospectus Supplement relating to a particular series of Debt Securities, an Event of Default with respect to any series of Debt Securities is defined in each Indenture to be a (i) default for 30 days in the payment of any installment of interest upon any of the Debt Securities of such series when due; (ii) default in the payment of principal of (or premium, if any, on) any of the Debt Securities of such series when due; (iii) default in the making or satisfaction of any sinking fund payment when the same becomes due by the terms of the Debt Securities of such series; (iv) default by the Company in the performance, or breach, of any of its other covenants in the Indenture which shall not have been remedied for a period of 60 days after notice by the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series; (v) certain events of bankruptcy, insolvency or reorganization of the Company; and (vi) such other events as may be specified for each series. (Section 501)

  A default under other indebtedness of the Company or any of its subsidiaries will not be a default under either Indenture, and an Event of Default under one series of Debt Securities will not necessarily be an Event of Default under another series of Debt Securities issued under the same Indenture.

  Each Indenture provides that if an Event of Default specified therein with respect to any outstanding series of Debt Securities issued thereunder shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series may declare the principal (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified by the terms of such series) of all of the Debt Securities of such series to be immediately due and payable. Such declaration may be rescinded if certain conditions are satisfied. (Section 502)

  Each Indenture also provides that the holders of not less than a majority in principal amount of the Debt Securities of any outstanding series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series, provided that the Trustee may take any other proper action not inconsistent with such direction and may decline to act if such direction is contrary to law or to the Indenture or would involve the Trustee in personal liability. (Section 512)

  In addition, each Indenture also provides that the holders of not less than a majority in principal amount of the Debt Securities of any outstanding series thereunder may on behalf of the holders of all of the Debt Securities of such series waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series or (ii) in respect of a covenant or provision of the Indenture which, under the terms thereof, cannot be modified or amended without the consent of the holders of all of the Debt Securities of such series. (Section 513)

  Each Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Debt Securities issued thereunder to act with the required standard of care, to be indemnified by the holders of the Debt Securities of such series before proceeding to exercise any right or power under the Indenture at the request of the holders of the Debt Securities of such series. (Sections 601 and 603)

  Each Indenture also provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities issued thereunder give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series; and provided further, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance or breach of any covenant or warranty of the Company under the Indenture other than for the payment of the principal of, or premium, if any, or interest on, or any sinking fund installment with respect to, any of the Debt Securities of such series. The term default for the foregoing purpose only means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 602)

  Each Indenture requires the Company to file annually with the Trustee a certificate, executed by an officer of the Company, indicating whether the Company has fulfilled all of its obligations or is in default under certain covenants under the Indenture. (Section 1004)

PROVISIONS APPLICABLE TO SENIOR DEBT SECURITIES

  GENERAL. The Senior Debt Securities will be unsecured obligations of the Company issued under the Senior Indenture and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  LIMITATIONS ON LIENS. The Senior Indenture does not contain any covenant restricting the amount of indebtedness which may be incurred by the Company or any of its Subsidiaries. The Senior Indenture, however, provides, in general, that except as provided in this and in the following paragraph, the Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or Debt of any Restricted Subsidiary (whether such Principal Property, shares of stock or Debt are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guaranty of any such Debt that the Senior Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guaranty by the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Senior Debt Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such Debt, so long as such Debt shall be so secured; provided, however, that the foregoing restrictions shall not apply to Debt secured by: (1) Liens on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (2) Liens on any property (including shares of stock or Debt) existing at the time of acquisition thereof or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 180 days after, the acquisition of such property or the completion of any such construction for the purpose of financing all or any part of the purchase price or construction cost thereof; (3) Liens on any property to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property, or to secure Debt incurred prior to, at the time of or within 180 days after, the completion of such development, operation, construction, alteration, repair or improvement for the purpose of financing all or any part of such cost; (4) Liens which secure Debt owing by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary; (5) Liens securing indebtedness of a corporation which becomes a successor of the Company by reason of a consolidation, merger or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety; (6) Liens on property of the Company or a Restricted Subsidiary in favor of governmental authorities to secure partial, progress, advance or other payments or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens, or in favor of any trustee or mortgagee for the benefit of holders of indebtedness of any such entity incurred for any such purpose; (7) Liens incurred in connection with pollution control, sewage or solid waste disposal, industrial revenue or similar financing; (8) Liens existing at January 15, 1985; and (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) to (8), inclusive, or of any Debt secured thereby; provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus any improvements on such property) and shall secure no larger amount of Debt than that existing at the time of such extension, renewal or replacement. (Section
1005)

  The Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions if at the time it does so (the "Incurrence Time") such Debt plus all other Debt of the Company and its Restricted Subsidiaries secured by a Lien which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured as described in clauses (1) through (9) in the preceding paragraph), plus the aggregate Attributable Debt (determined as of the Incurrence Time) of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions described in clauses (a) and (b) of the first paragraph under the caption "Limitation on Sale and Leaseback Transactions" herein) entered into after January 15, 1985 and in existence at the Incurrence Time (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which shall have been applied as described in clause (d) of the first paragraph under the caption "Limitation on Sale and Leaseback Transactions" herein), does not exceed 10% of the Consolidated Net Tangible Assets. (Section 1005)

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Senior Indenture provides, in general, that the Company will not itself, and will not permit any Restricted Subsidiary to, enter into any arrangements with any bank, insurance company or other lender or investor (other than the Company or another Restricted Subsidiary) providing for the leasing as lessee by the Company or any such Restricted Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended the use of such Principal Property by the lessee will be discontinued), which was or is owned by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred by the Company or a Restricted Subsidiary, more than 180 days after the completion of construction and commencement of full operation thereof by the Company or such Restricted Subsidiary, to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein called a "Sale and Leaseback Transaction") unless: (a) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled, as described in clauses (1) through (9) of the first paragraph under the caption "Limitations on Liens" herein, without equally and ratably securing the Senior Debt

Securities, to issue, assume or guarantee indebtedness secured by a Lien on such Principal Property, or (b) such Sale and Leaseback Transaction relates to a landfill or other waste disposal site (excluding any plant or similar facility located thereon) owned by the Company or such Restricted Subsidiary or which the Company or such Restricted Subsidiary has the right to use, or (c) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after January 15, 1985 (other than such Sale and Leaseback Transactions as are referred to in clauses (a), (b) or (d) of this paragraph), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens described in clauses (1) through (9) of the first paragraph under the caption "Limitations on Liens" herein) which do not equally and ratably secure the Senior Debt Securities, would not exceed 10% of Consolidated Net Tangible Assets or (d) the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply (subject to certain reductions described in the Senior Indenture) an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction to the retirement of Senior Debt Securities or other indebtedness of the Company (other than indebtedness subordinated to the Senior Debt Securities) or indebtedness of a Restricted Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application. (Section 1006)

  DEFINITIONS. Certain terms used in the above described restrictions are given the following definitions in Section 101 of the Senior Indenture:

  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities, all as reflected in the Company's latest audited consolidated balance sheet contained in the Company's most recent annual report to its stockholders prior to the time as of which "Consolidated Net Tangible Assets" shall be determined.

  "Debt" means indebtedness for borrowed money.

  "Lien" means any mortgage, pledge, security interest, lien or other encumbrance.

  "Principal Property" means any waste processing, waste disposal or resource recovery plant or similar facility located within the United States of America (other than its territories and possessions and Puerto Rico) and owned by, or leased to, the Company or any Restricted Subsidiary, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than the Company and its Subsidiaries, in which the interest of the Company and its Restricted Subsidiaries does not exceed 50%, or (ii) which the Board of Directors determines in good faith is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety, or (b) any portion of any such plant or facility which the Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

  "Restricted Subsidiary" means any Subsidiary substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America (excluding its territories and possessions and Puerto Rico).

  "Subsidiary" means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation.

  DEFEASANCE. If so provided in the Prospectus Supplement accompanying the Offered Senior Debt Securities, the Company may discharge its indebtedness and its obligations under the Senior Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Senior Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such discharge. (Section 403)

  REGARDING THE SENIOR TRUSTEE. The Senior Trustee is a lending bank under an unsecured variable interest rate bank credit agreement with the Company. The Company has and may from time to time in the future have other banking relationships with the Senior Trustee in the ordinary course of business. Marc
J. Shapiro, a director of the Company, is also the President and Chief Executive Officer of the Senior Trustee and an executive officer of Chemical Banking Corporation, the parent corporation of the Senior Trustee. William D. Ruckelshaus, Chairman of the Board of Directors and Chief Executive Officer of the Company, is also an advisory director of the Senior Trustee. Marina v.N. Whitman, a director of the Company, is also a director of Chemical Banking Corporation.

PROVISIONS APPLICABLE TO SUBORDINATED DEBT SECURITIES

  GENERAL. The Subordinated Debt Securities will be unsecured obligations of the Company to be issued under the Subordinated Indenture, and will be subordinate in right of payment to certain other indebtedness of the Company as described under "Subordination".

  SUBORDINATION. The Subordinated Debt Securities will be subordinate and junior in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt of the Company. "Senior Debt" is defined in the Subordinated Indenture as the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the Subordinated Indenture or thereafter created or incurred, which is for (a) money borrowed by the Company, (b) obligations of the Company evidencing the purchase price for acquisitions by the Company or a subsidiary other than in the ordinary course of business, (c) money borrowed by others and assumed or guaranteed by the Company, (d) capitalized lease obligations of the Company,
(e) obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of the Company with respect to waste-to-energy facilities and (f) renewals, extensions, refundings, amendments and modifications of any indebtedness, of the kind described in the foregoing clauses (a), (b), (c), (d) and (e) or of the instruments creating or evidencing such indebtedness, unless, in each case, by the terms of the instrument creating or evidencing such indebtedness or such renewal, extension, refunding, amendment and modification, it is provided that such indebtedness is not senior in right of payment to the Subordinated Debt Securities. (Section 1311)

  In the event of any distribution of assets of the Company upon its dissolution, winding up, liquidation or reorganization, the holders of Senior Debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the Subordinated Debt Securities. In addition, in the event that (a) the Subordinated Debt Securities or any other debt securities issued under the Subordinated Indenture are declared due and payable because of an Event of Default (other than under the circumstances described in the preceding sentence) or (b) any default by the Company has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any Senior Debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the Subordinated Debt Securities until all such payments due in respect of such Senior Debt have been paid full. (Sections 1301 and
1304)

  By reason of such subordination, creditors of the Company who are not holders of Senior Debt may, subject to any subordination provisions that may be applicable to such creditors, recover more ratably than holders of the Subordinated Debt Securities.

  As of March 31, 1995, the Company had outstanding approximately $2.6 billion principal amount of indebtedness which would constitute "Senior Debt". The Company also has unused lines of credit for up to a maximum of $1.5 billion at March 31, 1995. The amount of Senior Debt may change in the future, and the Subordinated Indenture contains no limitations on the incurrence of Senior Debt.

  CONVERSION. The Subordinated Indenture provides that a series of Subordinated Debt Securities may be convertible into Common Stock. The following provisions will apply to convertible Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such series of Subordinated Debt Securities.

  The holder of any convertible Subordinated Debt Securities will have the right, exercisable at any time prior to maturity, subject to prior redemption by the Company, to convert any portion of such Subordinated Debt Securities that is $1,000 in principal amount or any integral multiple thereof, into shares of Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment.

  In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Indenture. Such events include the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; the fixing of a record date for the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period expiring within 45 days of the record date) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the Subordinated Indenture); and the fixing of a record date for the distribution to all holders of Common Stock of evidences of indebtedness or assets (excluding cash dividends paid from surplus) of the Company or subscription rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 1404)

  Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. Upon conversion, no adjustments will be made for accrued interest or dividends, and, accordingly, convertible Subordinated Debt Securities surrendered for conversion between the record date for an interest payment and the interest payment date (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive. (Sections 1403 and 1405)

  In the case of any reclassification or change in the outstanding shares of Common Stock, any consolidation or merger of the Company (with certain exceptions) or any conveyance, transfer or lease of the property and assets of the Company substantially as an entirety, the holder of convertible Subordinated Debt Securities, after the consolidation, merger, conveyance, transfer or lease, will have the right to convert such convertible Subordinated Debt Securities into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, conveyance, transfer or lease, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Debt Securities immediately prior to such consolidation, merger, conveyance, transfer or lease. (Section 1406)

  REGARDING THE SUBORDINATED TRUSTEE. The Subordinated Trustee is a lending bank under an unsecured variable interest rate bank credit agreement with the Company. The Company has and may from time to time in the future have other banking relationships with the Subordinated Trustee in the ordinary course of business.

                                 CAPITAL STOCK

  Pursuant to its Restated Certificate of Incorporation, the Company is authorized to issue (i) 400,000,000 shares of Common Stock, $.16 2/3 par value and (ii) 25,000,000 shares of Preferred Stock, without par value, of which 4,000,000 shares have been designated by the Board of Directors as Series A Participating Preferred Stock which may be issued upon the exercise of Rights (hereinafter defined) associated with the Common Stock as discussed below.

  On June 1, 1988, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") on each share of Common Stock outstanding at the close of business on June 13, 1988, and in connection therewith entered into a Rights Agreement, dated as of June 1, 1988 (as amended, the "Rights Agreement") with Texas Commerce Bank National Association (subsequently succeeded by First Chicago Trust Company of New York) as Rights Agent. In addition, the Board authorized the issuance of one Right with respect to each share of Common Stock that becomes outstanding between June 13, 1988 and the earliest of the dates on which separate Right certificates are distributed or the Rights expire or are redeemed. The Rights distribution was not taxable to stockholders.

  When exercisable, each Right will entitle the registered holder to purchase one one-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $110.00, subject to adjustment. The Rights will not be exercisable prior to the expiration of the Company's right to redeem the Rights. The Company is entitled to redeem the Rights at $.05 per Right (subject to adjustment) up to and including the tenth business day (twentieth business day if the Board of Directors so determines) after the acquisition by a person of beneficial ownership of shares of the Company's stock having 10% or more of the general voting power of the Company. The Rights will expire on June 13, 1998, unless earlier redeemed.

  In general, the Rights Agreement provides that if the Company is acquired in a merger or other business combination transaction on or at any time after the date on which a person obtains ownership of stock having 10% more of the Company's general voting power ("Stock Acquisition Date"), provision must be made prior to the consummation of such transaction to entitle each holder of a Right (except as provided in the Plan) to purchase at the exercise price a number of the acquiring company's common shares having a market value (determined as provided in the Rights Agreement) at the time of such transaction of two times the exercise price of the Right. The Rights Agreement also provides that in the event of (i) the acquisition of the Company on or at any time after the Stock Acquisition Date in a merger or other business combination transaction in which the Company's Common Stock remains outstanding and unchanged, (ii) certain self-dealing transactions by a 10% or greater stockholder, (iii) the acquisition by a person of at least 15% of the general voting power of the Company or (iv) an increase in the ownership interest of a 10% or greater stockholder by more than 1% as a result of the occurrence of any of certain events specified in the Rights Agreement, then, in each such case, each holder of a Right (except as provided in the Rights Agreement) will have the right to receive, upon payment of the exercise price, a number of shares of Series A Participating Preferred Stock having a market value (determined as provided in the Rights Agreement) at the time of such transaction of two times the exercise price of a Right.

  Certain provisions in the Company's Restated Certificate of Incorporation and By-laws may have the effect of delaying, deferring or preventing a change in control of the Company. These provisions require that the Company's Board of Directors be divided into three classes that are elected for staggered three-year terms; provide that stockholders may act only at annual or special meetings and may not act by written consent; provide that special meetings of stockholders may be called only by the Board of Directors; authorize the directors of the Company to determine the size of the Board of Directors; require that stockholder nominations for directors be made to the Nominating Committee of the Company prior to a meeting of stockholders; provide that directors may be removed only for cause and only by a supermajority vote (80% of shares outstanding) of the stockholders (a "Supermajority Vote"), including a majority in interest of the holders ("Minority Holders") of voting stock held by persons other than any person who, together with its affiliates and associates, owns more than 10% of the voting stock; provide for certain minimum price and procedural requirements in connection with certain business combinations, in the absence of which the business combination would require approval by a Supermajority Vote, including a majority in interest of the Minority Holders; require a Supermajority Vote, including a majority in interest of the Minority Holders, for the amendment of any of the foregoing provisions unless approved by a majority of the Board of Directors in certain events; and authorize the Board of Directors to establish one or more series of Preferred Stock, without any further stockholder approval, having rights, preferences, privileges and limitations that could impede or discourage the acquisition of control of the Company.

  DESCRIPTION OF COMMON STOCK. At March 31, 1995, 212,648,092 shares of Common Stock were issued and outstanding and 35,504,439 shares were reserved for issuance (i) pursuant to the Company's Dividend Reinvestment Plan and employee benefit plans (including stock option plans), (ii) upon conversion of debentures, and (iii) in connection with the acquisition of businesses and properties in the normal course of business. Subject to the dividend preferences of any outstanding shares of Preferred Stock, all shares of Common Stock are entitled to participate in such dividends as may be declared by the Board of Directors out of assets available for such payment. Holders of Common Stock are entitled to one vote for each share held. All outstanding shares are, and shares issuable hereunder will be, validly issued, fully paid and nonassessable. Holders of Common Stock have no cumulative voting rights or preemptive rights. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the distribution of assets remaining after payment of debts and expenses and of any preference due to holders of any preferred stock of the Company then outstanding. As described above, one Right will be issued in respect of each share of Common Stock issued before the earliest of the dates on which separate Right certificates are distributed or the Rights expire or are redeemed.

  The Common Stock Transfer Agent and Registrar is First Chicago Trust Company of New York, Stock Transfer Department, Mail Suite 4694, Post Office Box 2536, Jersey City, New Jersey 07303-2536.

  DESCRIPTION OF PREFERRED STOCK. Under the Company's Restated Certificate of Incorporation, the Board of Directors may provide for the issuance of up to 25,000,000 shares of Preferred Stock in one or more series. The rights, preferences, privileges and restrictions, including liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by the Company's stockholders. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Upon issuance against full payment of the purchase price therefor, shares of Preferred Stock offered hereby will be fully paid and nonassessable.

  The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

    (i) The maximum number of shares to constitute the series and the distinctive designation thereof;

    (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

    (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

    (iv) The liquidation preference, if any, applicable to shares of the series;

    (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

    (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

    (vii) The voting rights, if any, on the shares of the series; and

    (viii) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

                            DESCRIPTION OF WARRANTS

  The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants") and Warrants to purchase Common Stock or Preferred Stock ("Stock Warrants"). Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

  The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the offering price for such Debt Warrants, if any; (iii) the aggregate number of such Debt Warrants; (iv) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (v) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security;
(vi) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise; (viii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire;
(ix) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (x) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (xi) information with respect to book-entry procedures, if any; (xii) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;
(xiii) if applicable, a discussion of certain United States federal income tax considerations; (xiv) the antidilution provisions of such Debt Warrants, if any; (xv) the redemption or call provisions, if any, applicable to such Debt Warrants; and (xvi) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

  The applicable Prospectus Supplement will describe the terms of any Stock Warrants, including the following: (i) the title of such Stock Warrants; (ii) the offering price of such Stock Warrants, if any; (iii) the aggregate number of such Stock Warrants; (iv) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Stock Warrants; (v) if applicable, the designation and terms of the Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Security; (vi) if applicable, the date from and after which such Stock Warrants and any Securities issued therewith will be separately transferrable; (vii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise; (viii) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (x) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xi) if applicable, a discussion of certain United States federal income tax considerations; (xii) the antidilution provisions of such Stock Warrants, if any; (xiii) the redemption or call provisions, if any, applicable to such Stock Warrants; and (xiv) any additional terms of such Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

  The Company may issue Stock Purchase Contracts, including contacts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The price per share of Preferred Stock or Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Preferred Stock or the Common Stock under the Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

  The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

  The Company may sell the Securities being offered hereby in and/or outside the United States (i) through underwriters or a group of underwriters or dealers, (ii) through agents designated from time to time or (iii) directly to purchasers.

  If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them, and the names of the underwriters and the terms and conditions of the transaction (including underwriting discounts and commissions and other items constituting underwriting compensation and discounts and commissions to be allowed or paid to any dealers) will be set forth in the Prospectus Supplement, which will be used by the underwriters to make sales of the Offered Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the underwriting agreement, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Only underwriters named in the Prospectus Supplement are deemed to be underwriting in connection with the Offered Securities in respect of which such Prospectus Supplement and this Prospectus are delivered and any firms not named therein are not parties to the underwriting agreement in respect of such Offered Securities and will have no direct or indirect participation in the underwriting thereof, although they may participate in the distribution of such Securities under circumstances where they may be entitled to a dealer's commission.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters to solicit offers by certain institutions to purchase Offered Securities from the Company at the price set forth in the Prospectus Supplement pursuant to delayed delivery contracts for payment and delivery at a future date. The Prospectus Supplement will set forth the commission payable to the underwriters for solicitation of such contracts.

  Offers to purchase Offered Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

  If an agent or agents are utilized in the sale, such persons may be deemed to be "underwriters", and any discounts, commissions or concessions received by them from the Company or any profit on the resale of Offered Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from the Company will be described in the Prospectus Supplement.

  The time and place for delivery of the Offered Securities in respect of which this Prospectus is delivered are set forth in the Prospectus Supplement.

                                 LEGAL OPINIONS

  The legality of the Securities to be offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., 1301 McKinney Street, Houston, Texas 77010, and for any underwriters or agents of a particular issue of Offered Securities, by Vinson & Elkins L.L.P., 1001 Fannin Street, First City Tower, Houston, Texas 77002 or by other counsel identified in the relevant Prospectus Supplement as passing on the same for any such underwriters and agents. Vinson & Elkins L.L.P. has represented the Company in various legal matters from time to time.

                                    EXPERTS

  The consolidated financial statements and schedules included in the Annual Report of the Company on Form 10-K for the year ended September 30, 1994 incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of Attwoods plc included in the Company's Current Report on Form 8-K dated January 24, 1995 incorporated herein by reference have been audited by Binder Hamlyn, Chartered Accountants, Registered Auditors, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission Registration Fee................... $ 241,380
Printing and Engraving Expenses.......................................    50,000
Accounting Fees and Expenses..........................................   100,000
Legal Fees and Expenses...............................................   100,000
Trustee Fees..........................................................    40,000
Fees of Rating Agencies...............................................   170,000
Blue Sky Fees and Expenses............................................    10,000
Miscellaneous.........................................................    28,620
                                                                       ---------
  TOTAL............................................................... $ 740,000
                                                                       =========

- --------
*Estimated, except for the SEC Registration Fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware empowers the Company to, and the By-laws of the Company provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed action, suit or proceeding (other than an action, suit or proceeding by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

  The Company's By-laws provide, pursuant to Section 145 of the General Corporation Law of the State of Delaware, for indemnification of officers, directors, employees and agents of the Company and persons serving at the request of the Company in such capacities for other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their positions with the Company or such other business organizations.

  The Company's Restated Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of fiduciary duty of care.

  At the annual meeting of stockholders held on March 4, 1987, the Company's stockholders adopted a resolution authorizing the Company to enter into an Indemnity Agreement (the "Indemnity Agreement") with each director of the Company and with certain officers of the Company designated by the Board of Directors or its Executive Committee. The Indemnity Agreement requires that the Company indemnify directors and designated officers who are parties thereto in all cases to the fullest extent permitted by applicable law.

  Pursuant to a policy of directors' and officers' liability and corporation reimbursement insurance, the Company's officers and directors are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted while acting in their capacities as directors or officers of the Company.

  Pursuant to a number of agreements by which the Company acquired ownership of businesses, the former owners of those businesses individually agreed to indemnify each officer of the Company, each person who may be liable as a director of the Company or as a person who controls or shall have controlled the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against certain liabilities that such officers, directors or controlling persons might incur. Generally, such former owners have agreed to indemnify such officers, directors or controlling persons against any and all damages or liabilities to which such officers, directors or control persons may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, state securities laws, the common law or otherwise, including legal and other expenses incurred in connection therewith, but only insofar as such liabilities arise out of or are based upon any untrue statement or omission or alleged omission based upon information furnished to the Company by or on behalf of such former owner for use in certain registration statements filed by the Company under the Securities Act or upon failure of such former owner to provide such information.

ITEM 16. EXHIBITS

                                                   SEC FILE OR         EXHIBIT
                                               REGISTRATION NUMBER     NUMBER
                                               -------------------     -------
   1(a) Form of Underwriting Agreement              33-51879             1(a)
         (for equity securities).
   1(b) Form of Underwriting Agreement              33-51879             1(b)
         (for debt securities).
   4(a) Restated Certificate of                      1-6805              3(a)
         Incorporation dated December 7,    (10-K, September 30, 1993)
         1991
 **4(b) Bylaws, as amended through March
         1, 1995
   4(c) Rights Agreement, dated June 1,              1-6805              3.3
         1988, between the Registrant and   (10-K, September 10, 1988)
         Texas Commerce Bank National
         Association.
   4(d) First Amendment, dated March 1,              1-6805             10.1
         1989, to Rights Agreement, dated     (10-Q, June 30, 1989)
         as of June 1, 1988, between the
         Company and Texas Commerce Bank
         National Association.
   4(e) Second Amendment, dated March 7,             1-6805              4.1
         1990, to Rights Agreement, dated     (10-Q, March 31, 1990)
         as of June 1, 1988, between the
         Registrant and First Chicago
         Trust Company of New York as
         successor Rights Agent.
   4(f) Restated Indenture, dated as of              1-6805              4.8
         September 1, 1991, between First   (10-K, September 10, 1991)
         City, Texas-Houston, National
         Association, Trustee, and the
         Registrant.
   4(g) Indenture, dated as of August 1,            33-16537             4.1
         1987, between First RepublicBank
         Houston, National Association,
         Trustee, and the Registrant.
   4(h) First Supplemental Indenture,               33-51879             4(f)
         dated as of January 11, 1994,
         between the Registrant and
         NationsBank of Texas, National
         Association, as Trustee.
  *4(i) Form of Purchase Contract
         Agreement, dated as of       ,
         1995, between the Registrant and
         First Chicago Trust Company of
         New York, as Purchase Contract
         Agent (including as Exhibit A
         thereto the form of Security
         Certificate).

                                                  SEC FILE OR         EXHIBIT
                                              REGISTRATION NUMBER     NUMBER
                                              -------------------     -------
   *4(j) Form of Pledge Agreement, dated
          as of        , 1995, among the
          Registrant, Texas Commerce
          Bank National Association, as
          Collateral Agent, and First
          Chicago Trust Company of New
          York, as Purchase Contract
          Agent.
  **5    Opinion of Fulbright & Jaworski
          L.L.P. as to legality of the
          securities being registered.
   12(a) Computation of Ratios of                   1-6805             12.1
          Earnings to Fixed Charges (for   (10-K, September 30, 1994)
          last five fiscal years).
   12(b) Computation of Ratios of                   1-6805             12.1
          Earnings to Fixed Charges (for   (10-Q, December 31, 1994)
          quarter ended December 31,
          1994)
   12(c) Computation of Ratios of                   1-6805             12.1
          Earnings to Fixed Charges (for    (10-Q, March 31, 1995)
          quarter ended March 31, 1995)
 **23(a) Consent of Arthur Andersen LLP
 **23(b) Consent of Binder Hamlyn
 **23(c) Consent of Fulbright & Jaworski
          L.L.P. (included in their
          opinion filed as Exhibit 5).
 **24    Powers of Attorney (included
          under the caption "Power of
          Attorney and Signatures").
 **25(a) Form T-1 Statement of
          Eligibility and Qualification
          under the Trust Indenture Act
          of 1939 of Texas Commerce Bank
          National Association relating
          to the Senior Indenture.
 **25(b) Form T-1 Statement of
          Eligibility and Qualification
          under the Trust Indenture Act
          of 1939 of NationsBank of
          Texas, National Association
          relating to the Subordinated
          Indenture.

- --------
 * Filed with this amendment.

** Previously filed.

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (5) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on this 19th day of June, 1995.

                                          BROWNING-FERRIS INDUSTRIES, INC.
                                                      (Registrant)

                                          By: /s/ Jeffrey E. Curtiss
                                             ----------------------------------

                                                 Jeffrey E. Curtiss,

                                              Senior Vice President and

                                               Chief Financial Officer

                                SIGNATURES



  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                                               William D. Ruckelshaus*
                                            -----------------------------------
                                                  William D. Ruckelshaus,
                                                  Chairman of the Board,
                                                  Chief Executive Officer
                                                       and Director

                                                   Bruce E. Ranck*
                                            -----------------------------------
                                                      Bruce E. Ranck,
                                                President, Chief Operating
                                                   Officer and Director

                                                   Norman A. Myers*
                                            -----------------------------------
                                                      Norman A. Myers
                                              Vice Chairman, Chief Marketing
                                                   Officer and Director

                                                  /s/ Jeffrey E. Curtiss
                                            -----------------------------------
                                                    Jeffrey E. Curtiss,
                                                 Senior Vice President and
                                                  Chief Financial Officer

                                                  David R. Hopkins*
                                            -----------------------------------
                                                     David R. Hopkins,
                                              Vice President, Controller and
                                                 Chief Accounting Officer

                                                  William T. Butler*
                                            -----------------------------------
                                                William T. Butler, Director

                                               C. Jackson Grayson, Jr.*
                                            -----------------------------------
                                             C. Jackson Grayson, Jr., Director

                                                  Gerald Grinstein*
                                            -----------------------------------
                                                Gerald Grinstein, Director

                                                     Ulrich Otto*
                                            -----------------------------------
                                                   Ulrich Otto, Director

                                               Harry J. Phillips, Sr.*
                                            -----------------------------------
                                             Harry J. Phillips, Sr., Director

                                               Joseph L. Roberts, Jr.*
                                            -----------------------------------
                                             Joseph L. Roberts, Jr., Director

                                                   Marc J. Shapiro*
                                            -----------------------------------
                                                 Marc J. Shapiro, Director

                                                  Robert M. Teeter*
                                            -----------------------------------
                                                Robert M. Teeter, Director

                                                   Louis A. Waters*
                                            -----------------------------------
                                                 Louis A. Waters, Director

                                                 Marina v.N. Whitman*
                                            -----------------------------------

                                            Marina v.N. Whitman, Director

                                                  Peter S. Willmott*
                                            -----------------------------------
                                                Peter S. Willmott, Director

*By

  /s/ Jeffrey E. Curtiss
- -----------------------------------

      Jeffrey E. Curtiss

       Attorney-in-Fact

June 19, 1995.